Exhibit 99.1
San Juan Basin Royalty Trust
News Release
Compass Bank, Trustee
2525 Ridgmar Boulevard, Suite 100
Fort Worth, Texas 76116
San Juan Basin Royalty Trust
Declares Monthly Cash Distribution
     FORT WORTH, Texas, May 19, 2008 — Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $12,664,279.66 or $0.271714 per unit, based principally upon production during the month of March 2008. The distribution is payable June 13, 2008, to unit holders of record as of May 30, 2008.
     Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 2,845,493 Mcf (3,085,343 MMBtu). Dividing revenues by production volume yielded an average gas price for March 2008 of $8.57 per Mcf ($7.90 per MMBtu) as compared to $8.12 per Mcf ($7.25 per MMBtu) for February 2008. The average gas price may vary significantly from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $2,586,316. Lease operating expenses were $2,757,023 and taxes were $2,343,756.
     The improved volumes are primarily the result of the plant operated by a third party coming back on line. The increase in lease operating expense and capital costs are primarily driven by higher services costs.

Contact:	San Juan Basin Royalty Trust
Compass Bank
Lee Ann Anderson, Vice President & Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Fax: (817) 735-0936
Website: www.sjbrt.com
e-mail: sjt@compassbank.com